Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Senior Securities”, “Independent Registered Public Accounting Firm” and “Part C – Other Information” in the Prospectus included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-269186) of Saratoga Investment Corp. filed on February 21, 2023 (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 4, 2022, with respect to the consolidated financial statements of Saratoga Investment Corp. included in the Annual Report (Form 10-K) for the year ended February 28, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 21, 2023